EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) originally dated October 1, 2007 is amended effective as of December 1, 2013 (the “Effective Date”) between Boyd E. Hoback (the “Executive”) and Good Times Restaurants Inc. (“Good Times”).

AGREEMENT

1.

EMPLOYMENT.  By executing this Agreement, Good Times employs the Executive and the Executive accepts such employment and agrees to perform the services specified herein, upon the terms and conditions of this Agreement.

2.

TERM.  The Executive’s employment shall continue for a period of two years from the Effective Date of this Agreement (such two-year period is referred to herein as the “Full Employment Term”), unless the Executive’s employment is terminated prior to the expiration of the Full Employment Term, as provided in Section 7 of this Agreement.  Unless earlier terminated as provided in Section 7 of this Agreement, on the yearly anniversary of the Effective Date of this Agreement this Agreement will automatically extend an additional period of one year to establish a new two year Full Employment Term.

3.

CAPACITY AND DUTIES.  Good Times shall continue to employ the Executive as President and Chief Executive Officer.  During the Term of this Agreement, the Executive shall devote his best efforts to the business and affairs of Good Times and shall devote substantially all of his business time to perform the duties hereunder.  Notwithstanding the foregoing, with the prior approval of the Board, the Executive may devote a reasonable portion of his time to serve on boards of directors, boards of managers or boards of trustees, or committees thereof, of companies or organizations involving no conflict of interest with the interests of Good Times.  The Executive shall further be entitled to have investments in other business enterprises, provided, however, he shall not have any investment or financial interest in any business enterprise which conducts business activities directly competitive with any business activities conducted by Good Times now or at any time during the Term of this Agreement (other than an investment of no more than five percent (5%) of any class of equity securities of a company which conducts business activities directly competitive with any business activities of Good Times, provided those securities are traded on a national securities exchange).

4.

COMPENSATION.

(a)

Base Compensation.  During the Term of this Agreement, the Executive shall be paid a minimum annual base salary of $225,000 (the “Base Compensation”).  The Base Compensation shall be paid, at the election of Good Times, in equal biweekly, bimonthly or monthly payments or at such other times and in such other installments as are paid to other executives of Good Times.  The Base Compensation may be increased, but not decreased, by the Board, in its sole discretion, if the Board determines that such increase is appropriate based upon a performance review of the Executive, which review shall be conducted no less than annually during the Term of this Agreement.

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(b)

Performance Cash Bonuses and Equity Awards.  Good Times agrees to provide for performance cash bonuses and equity awards to the Executive for the fiscal year 2014 and each subsequent fiscal year through the Term of this Agreement, with such bonuses and awards to be based upon the performance of the Executive and Good Times.  Good Times shall provide for a cash bonus and equity award to the Executive in an amount determined by the Board, in its sole discretion.  The amount of the performance cash bonus and equity award shall be based upon the Executive and Good Times attaining their respective goals and objectives as set by the Board.  The determination of whether the Executive has met his performance goals and objectives and the amount of any performance cash bonus shall be made by the Board, in its sole discretion.

5.

EXPENSES.  The Executive shall be reimbursed, consistent with policies applicable to other officers of Good Times, for all reasonable expenses incurred by the Executive in performing services under this Agreement.  The Executive will submit appropriate receipts, invoices and other evidence of expenditures as required by Good Times policy.

6.

ADDITIONAL BENEFITS.

(a)

Benefits.  During the Term of this Agreement, Good Times shall provide the Executive with an annual discretionary allowance of $15,000 and other benefits generally provided to its other executive officers under its welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, life and other insurance plans, pension plans, and savings or profit-sharing plans).

(b)

Vacation.  Executive shall be entitled to five weeks paid annual vacation taken at such times as are reasonably convenient to the Executive, provided that such vacation times do not substantially interfere with the performance of his duties hereunder.

7.

EARLY TERMINATION.

(a)

Termination for Cause.  Termination “for cause” shall mean termination by the Board of Directors of the Executive’s employment with Good Times because of (i) any intentional, wanton, or reckless act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (ii) any willful failure by the Executive to perform the duties or to serve Good Times in the capacities prescribed by the Board, provided that with respect to the first occurrence only of any such willful failure, such willful failure remains uncured more than ten (10) business days after the date on which Good Times provides written notice of such willful failure to the Executive; (iii) a criminal conviction, guilty plea, or no contest plea of the Executive to any felony, any drug related offense, or a crime involving an act of moral turpitude; or (iv) the Executive’s perpetration of an act of fraud or embezzlement against Good Times.

(b)

Termination Without Cause.  Either party may terminate this Agreement without cause by providing the other party sixty (60) days’ written notice.  All options and rights granted to the Executive under any Good Times Stock Option Plan shall be accelerated and shall

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become exercisable immediately prior to the termination without cause by Good Times so as to permit the Executive fully to exercise all outstanding options and rights.

(c)

Termination Upon Death or Disability.  This Agreement shall terminate upon (i) the death of the Executive or, (ii) at Good Times’ written election, if the Executive becomes unable, by reason of physical or mental disability, with reasonable accommodation, to perform the essential functions of his position for the Minimum Disability Period.  The term “Minimum Disability Period” means any period exceeding (i) ninety (90) consecutive calendar days, or (ii) an aggregate of one hundred (100) business days during any twelve (12) month period.  If this Agreement terminates under this provision Executive (or his estate) shall be entitled to the Severance Compensation and Stock Sale Option in the amount and at such time as set forth under Section 7(f).  In addition, all options and rights granted to the Executive under any Good Times Stock Option Plan shall be accelerated and shall become exercisable immediately prior to the event giving rise to termination under this provision so as to permit the Executive (or his estate) fully to exercise all outstanding options and rights.

(d)

Breach by Good Times.  The Executive shall have the right to terminate his employment pursuant to this Agreement upon Good Times’ willful and material breach or violation of any of the terms and conditions of this Agreement by delivering written notice to Good Times stating with particularity the applicable term or condition breached or violated, the specific facts relied upon and a termination date not less than thirty days after the date of delivery of such writing.  Good Times shall have ten (10) business days to cure such breach.  If Executive terminates his employment under this provision it shall be deemed a termination without cause by Good Times and the Executive shall be entitled to the Severance Compensation and Stock Sale Option in the amount and at such time as set forth under Section 7(f).  In addition, all options and rights granted to the Executive under any Good Times Stock Option Plan shall be accelerated and shall become exercisable immediately prior to the Executive’s termination under this provision so as to permit the Executive fully to exercise all outstanding options and rights.

(e)

Change In Control.  If a Change in Control (as defined below) occurs with respect to Good Times, the Executive shall have the right for a period of one year from the Change in Control to deem the Change in Control a termination without cause by Good Times and the Executive shall receive his base compensation through the date of termination and the Severance Compensation and Stock Sale Option in the amount and at such time as set forth under Section 7(f).  In addition, all options and rights granted to the Executive under any Good Times Stock Option Plan shall be accelerated and shall become exercisable immediately prior to the occurrence of the transaction giving rise to the Change in Control so as to permit the Executive fully to exercise all outstanding options and rights.  “Change in Control” is defined herein to include:  (i) the sale of all or substantially all of the assets of Good Times; (ii) the sale of at least thirty percent of the capital stock of Good Times in a single transaction or series of related transactions; (iii) taking Good Times “private” such that its stock is no longer publicly traded; or (iv) a merger, consolidation, reorganization or similar transaction to which Good Times is a party, except for a transaction in which Good Times is the surviving corporation and, after giving effect to such transaction, the holders of Good Times’ outstanding capital stock immediately before the transaction own enough of Good Times’ outstanding capital stock to elect a majority of Good Times’ Board of Directors.

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(f)

Severance Compensation and Stock Sale Option.  If Executive’s employment is terminated without cause by Good Times, by the Executive under Sections 7(d) or 7(e) (Breach by Good Times or Change In Control), or under Section 7(c) (Death or Disability), then, subject to Section 7(g), (i) Good Times shall pay the Executive (or his estate) in a lump-sum payment within five business days of Executive’s termination of employment an amount equal to the sum of (A) Executive’s base salary for the year of the termination, (B) the average of the Executive’s annual incentive compensation for the two years immediately prior to the year of the termination, and (C) $15,000 (“Severance Compensation”); and (ii) the Executive (or his estate) shall have the right, but not the requirement, exercisable at any time within fifteen (15) business days after the effective date of such termination, to sell to Good Times all or any portion of the outstanding shares of Good Times stock owned by the Executive (including any shares acquired by exercise of accelerated options or otherwise) (“Stock Sale Option”).  If the Executive (or his estate) exercises his rights under the Stock Sale Option, the purchase price for each share of Good Times stock to be purchased by Good Times from the Executive shall be the average daily market price of Good Times stock (“GTIM”) on NASDAQ or any other applicable public trading market for Good Times stock over the thirty (30) trading days immediately preceding the public announcement of termination of the Executive’s employment.  The purchase price shall be paid in cash to the Executive and the closing of such sale shall occur within five (5) business days after the Executive (or his estate) provides Good Times with written notification of his exercise of the Stock Sale Option.

(g)

Code Section 409A Compliance.

(i)

Definition of Termination of Employment.  For purposes of this Agreement, the phrase “Termination of Employment” means the termination of the Executive’s employment with the Company and all affiliates due to death, retirement or other reasons.  The Executive’s employment relationship is treated as continuing while the Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Company or an affiliate is provided either by statute or contract).  If the Executive’s period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

(ii)

Delay of Payments.  Notwithstanding the provision for the time of payment as set forth in (d), (e), and (f) above, if Good Times determines that the Executive is a “specified employee” (as defined in Code Section 409A), and no exception to Code Section 409A applies, the payments set forth in (d), (e) and (f) above will commence on the first day of the seventh month following Executive’s termination of employment.  All payments that would have otherwise been paid to Executive during this six-month period shall also be paid to Executive in one lump sum on the first day of the seventh month following his termination of employment, plus interest accruing at the prime rate of interest announced in the Wall Street Journal.  If Executive dies before he receives the above payments, the Company will distribute

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the benefits to Executive’s beneficiary as soon as administratively feasible following the date of Executive’s death.  Except for the above required delay in payment, neither the Executive nor Good Times shall have the right or the ability to accelerate or defer the payment of amounts determined pursuant to this Section 7.

(iii)

Code Section 409A Savings Clause.  Notwithstanding any other provision in the Agreement, Good Times shall administer this Agreement, and exercise all authority and discretion under this Agreement, to satisfy the requirement of Code Section 409A or any exemption thereto.

8.

ENTIRE AGREEMENT.  This Agreement, together with any applicable Stock Option Agreement between Good Times and the Executive, set forth the entire understanding of the parties regarding the Executive’s employment with Good Times, and replace and supersede any previous understandings, agreements, discussions, letters or representations between such parties, written or oral, that may have related in any way to the subject matter hereof including, without limitation, any employment offers or term sheets dated as of or prior to the date hereof.

9.

AMENDMENT.  This Agreement may only be amended or modified by an instrument in writing signed by each of the parties hereto.  No failure or delay on the part of either party to this Agreement in the exercise of any power or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude any further or other exercise thereof or the exercise of any other power or right.  Any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision hereof, shall be effective only in the specific instance and for the specific purpose for which given.  Nothing contained in this Agreement and no action or waiver by any party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such party of any of his or its rights under any other provision of this Agreement or any other document.

10.

BINDING EFFECT.  This Agreement is personal to, and may not be assigned or otherwise transferred by, the Executive; however, this Agreement shall inure to the benefit of the Executive’s legal representatives and heirs.  This Agreement shall be binding upon, and inure to the benefit and be the obligation of Good Times, its successors or assigns.

11.

MISCELLANEOUS.

(a)

Severability; Construction.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(b)

Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of laws provisions) of the State of Colorado.

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(c)

Expenses.  In the event of any litigation between the parties relating to this Agreement and their rights hereunder, the prevailing party shall be entitled to recover all reasonable litigation costs and reasonable attorneys’ fees and expenses from the non-prevailing party.

IN WITNESS WHEREOF, this Agreement has been executed by Good Times and the Executive as of the date first above written.

GOOD TIMES RESTAURANTS INC.

By:

/s/ David L. Dobbin

David Dobbin, Chairman

EXECUTIVE

By:

/s/ Boyd E. Hoback

Boyd E. Hoback

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